Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Predecessor									Successor	Predecessor		Successor
											Unaudited		Unaudited
	Year Ended December 31,								January 1 through November 1,	November 2 through December 31,	Three Months Ended March 31,
	2007		2008		2009		2010		2011	2011	2011		2012
									(In thousands)
Consolidated pretax income (loss) from continuing operations	$35,377		$20,500		$31,304		$65,746		$(11,381)	$(27,013)	$12,449		$(27,204)
Interest	71,587		61,764		58,298		48,119		31,541	37,600	9,173		43,195
Net amortization of debt discount and premium and issuance expense	2,738		9,953		11,948		12,911		11,673	1,642	3,455		2,545
Interest portion of rental expense	2,816		3,192		2,692		2,869		2,689	577	780		871

Earnings	112,518		95,409		104,242		129,645		34,522	12,806	25,857		19,407

Interest	71,587		61,764		58,298		48,119		31,541	37,600	9,173		43,195
Net amortization of debt discount and premium and issuance expense	2,738		9,953		11,948		12,911		11,673	1,642	3,455		2,545
Interest portion of rental expense	2,816		3,192		2,692		2,869		2,689	577	780		871

Fixed Charges	$77,141		$74,909		$72,938		$63,899		$45,903	$39,819	$13,408		$46,611

Ratio of Earnings to Fixed(1)
Charges	1.46	x	1.27	x	1.43	x	2.03	x	—	—	1.93	x	—

(1)	The earnings were inadequate to cover fixed charges for the periods from January 1, 2011 to November 1, 2011 and November 2, 2011 to December 31, 2011 and for the three months ended March 31, 2012 by $11,381, $27,013, and $27,204, respectively.